Exhibit 99.1

Horsehead Holding Corp. Announces First Quarter 2011 Earnings

PITTSBURGH--(BUSINESS WIRE)--May 6, 2011--Horsehead Holding Corp. (Nasdaq: ZINC) reported consolidated net earnings of $14.8 million for the first quarter of 2011, or $0.33 per diluted share, including a $6.2 million benefit, net of related expenses and taxes, or $0.14 per diluted share, from insurance recovery related to the July 2010 Monaca refinery incident. Consolidated net earnings excluding the insurance recovery were $8.6 million, or $0.19 per diluted share, an increase of 26% over the first quarter of 2010 net earnings of $6.8 million, or $0.16 per diluted share.

“Demand for our products and services was strong during the quarter as our zinc smelting facility and our recycling plants operated near full capacity,” said Jim Hensler, President and Chief Executive Officer.

“We are pleased with the successful restart of our zinc oxide refinery and the return to fully servicing our customers. Shipments of zinc oxide increased during the quarter with March’s shipments approaching the 2010 pre-incident monthly level. Demand for zinc metal was strong enough to sustain the smelting operation at full output for the quarter. INMETCO also showed strong earnings gains versus the prior year’s quarter.”

“We are also pleased to announce that we have reached a fair settlement with our insurance provider on our claim surrounding the Monaca refinery incident. The settlement, in the amount of $29.6 million, covered our claim for physical damage repair, business interruption and extra expenses. The final cash payment was received in April 2011,” Hensler said.

First Quarter Highlights

Compared to the same quarter last year:

  Zinc product shipments increased 3,053 tons, or 9.1%, to 36,461 tons for the quarter.
  EAF dust processed increased 13.5% to 144,296 tons for the quarter as steel capacity utilization improved 9.0%.
  The LME zinc price averaged $1.09/lb for the first quarter of 2011 compared to $1.04/lb for the first quarter of 2010. The LME nickel price averaged $12.20/lb for the first quarter of 2011 compared to $9.11/lb for the first quarter of 2010.
  Net sales increased $12.2 million, or 12.6%, to $109.2 million. Higher average price realization and the effect of higher shipment volume increased zinc product sales $3.2 million and $7.0 million, respectively, while sales from nickel-based products and services increased $1.1 million.
  Cost of sales, excluding depreciation, amortization and insurance benefit and related costs, increased $8.9 million, or 11.5%, to $86.0 million. This increase reflects the effect of the higher shipment volume and higher recycling volume, partially offset by an increase in EAF-based feedstock. The portion of feed to the smelter derived from EAF dust increased to 71.1% for the current quarter, compared to 64.9% for the first quarter of 2010, reflecting the additional waelz kiln capacity added during the past twelve months. Cost of sales for the first quarter of 2010 included a non-cash charge of $1.1 million related to an increase in EAF dust inventory.

  Final settlement was reached with the insurer for all claims for business interruption, property damage and extra expenses associated with the Monaca refinery incident for a total of $29.6 million, of which $19.3 million had been recorded during the fourth quarter of 2010. The remaining $10.3 million was recorded in the first quarter of 2011 along with approximately $1.0 million of related expense.
  Selling, general and administrative expenses increased $0.5 million to $5.2 million. This increase was primarily attributable to an increase in non-cash stock-based compensation of $0.2 million.
  Cash generated by operating activities was $3.8 million for the quarter ended March 31, 2011 reflecting primarily the higher operating performance and insurance proceeds partially offset by an increase in accounts receivable. Investing activities, primarily capital spending, during the quarter used $2.5 million of cash as $5.0 million of capital spending was partially offset by a $2.5 million reduction in restricted cash. At March 31, 2011, cash and cash equivalents were $112.9 million, after excluding $23.9 million of restricted cash, with $0.3 million of debt.
Shipments and Production Data

	Quarter ended March 31,
	2011	2010
Zinc production - tons	35,218	30,791
Zinc product shipments - tons	36,461	33,408
Zinc contained - tons	33,555	30,119
Net sales realization
Zinc products - per lb	$1.08	$1.04
Zinc products -per lb zinc contained	$1.18	$1.15
EAF dust receipts - tons	134,107	136,502
Nickel remelt alloy shipments - tons	6,893	7,067
LME average zinc price - per lb	$1.09	$1.04
LME average nickel price - per lb	$12.20	$9.11

Business Outlook

Hensler added, “Steel industry capacity utilization averaged 73.7% during the first quarter, an improvement over the 68.6% rate during the fourth quarter of last year. We believe the near-term outlook for steel production and, hence, EAF dust receipts, will continue to be positive based on recent public announcements by several steel producers. However, utilization rates, in general, are still well behind the 85-90% levels experienced during the first half of 2008. Therefore, we believe there is still considerable upside to these current dust receipt levels. We expect to operate our recycling facilities with effectively one or more kilns idled over the next few months as we begin a series of major outages on several kilns. EAF dust inventory is expected to be stable under current market conditions.

We are pleased to have our zinc oxide production capabilities fully restored and to have re-established commercial relationships with our customers after the rebuild of the Monaca refinery. We expect zinc oxide shipments to be higher in the second quarter compared with the first quarter. During the first quarter we did not reach pre-incident shipment levels until March as requalification testing for some customers in the beginning of the quarter delayed some shipments. We expect to operate our zinc smelter at full capacity.

During the second quarter we expect to complete the basic engineering study and site selection process for a state-of-the-art 150,000 ton per year zinc plant as previously announced. This facility would replace the current smelter in Monaca and would produce zinc at much lower cost, reduce air emissions and provide opportunities for the Company not only to serve its traditional hot-dip galvanizing and zinc oxide markets, but also to serve the broader market for special high grade zinc and the continuous galvanizing market as well. The project, which would require Board approval and financing, could begin construction by the end of this year and start-up as early as the end of 2013.”

Conference Call Information

Horsehead will conduct a conference call with investors and analysts on Friday, May 6, 2011, at 11:00 am EDT to discuss its first quarter. Dial-in instructions are as follows.

Dial-In Numbers:
United States: (800) 230-1059
International: (612) 234-9959

An Audio-Only Web Conference Cast will also be available from the Investor Relations Corporate Information page of our website www.horsehead.net or directly at http://205.144.147.162/cgi-bin/confCast. Enter Conference ID# 198715 then click Go.

A replay of the call will be available beginning at 1:00 pm EDT on Friday, May 6, 2011 and ending on Friday, May 13, 2011 at 11:59 pm EDT. Dial in instructions for the replay is as follows.

Dial-In Numbers:
United States: (800) 475-6701
International: (320) 365-3844
Access Code: 198715

About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust, and The International Metals Reclamation Company (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America. Horsehead, headquartered in Pittsburgh, Pa., employs approximately 1,100 people and has seven facilities throughout the U.S. Visit www.horsehead.net for more information.

Cautionary Statement about Forward-Looking Statements

This press release contains forward-looking statements, including statements about business outlook, proposed initiatives and strategy and statements about historical results that may suggest trends for our business. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. There may be several factors that may cause our actual results to differ materially from the forward-looking statements, including, among others, the impact of future market conditions on our results of operations and our expansion plans and initiatives, our ability to obtain environmental and regulatory approvals, the success of our expansion plans and initiatives and their impact on our future capacity and production costs. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this earnings release to reflect events or circumstances after the date hereof.

Summary Consolidated Financial Results (in thousands except per share amounts):

Income Statement (unaudited)

	Quarter ended March 31,
	2011	2010

Net sales	$109,214	$96,976
Cost of sales (excluding depreciation and amortization)	87,027	77,132
Insurance claim income	(10,347)	0
Gross profit (excluding depreciation and amortization)	32,534	19,844
Depreciation and amortization	5,262	4,541
S G & A expenses	5,187	4,729
Income from operations	22,085	10,574
Interest expense	302	309
Interest and other income	290	317
Income before taxes	22,073	10,582
Income tax provision	7,309	3,800
Net income	$14,764	$6,782

Earnings per diluted share	$0.33	$0.16

Weighted average diluted shares outstanding	44,181	43,602

EBITDA (1)	$27,347	$15,115
Balance Sheet Items (unaudited)

	March 31, 2011	December 31, 2010

Cash and equivalents	$112,925	$109,557
Other current assets	150,267	126,198
Property, plant and equipment, net	218,580	218,652
Other assets	39,029	41,729
Total assets	$520,801	$496,136

Current liabilities	71,902	65,635
Long-term debt	255	255
Other long-term liabilities	57,989	57,236
Stockholders’ equity	390,655	373,010
Total liabilities and stockholders’ equity	$520,801	$496,136

Segment Information (unaudited)

	Quarter ended March 31, 2011
	Horsehead Corporation	INMETCO	Corporate and other reconciling items	Total
Net sales	$93,939	$15,535	$(260)	$109,214
Income before tax	17,014	5,059	-	22,073

(1) EBITDA is a non-GAAP financial measure. Management uses EBITDA to help it evaluate our performance and to compare our current results with those for prior periods as well as with the results of other companies in our industry. We caution investors that EBITDA should not be considered as a substitute for disclosures made in accordance with GAAP. Below is a reconciliation of EBITDA to net income:

EBITDA	Quarter ended March 31,
	2011	2010

Net income	$14,764	$6,782
Income tax provision	7,309	3,800
Interest expense	302	309
Interest and other (income)	(290)	(317)
Depreciation and amortization	5,262	4,541
EBITDA	$27,347	$15,115

CONTACT:
Horsehead Holding Corp.
Robert D. Scherich, 724-773-9000
Vice President & CFO